Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--August 9, 2017--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing and residential kitchen industries, today reported net sales and earnings for the second quarter ended July 1, 2017. Net earnings for the second quarter were $77,569,000 or $1.35 per share on net sales of $579,343,000 as compared to the prior year second quarter net earnings of $72,891,000 or $1.28 per share on net sales of $580,456,000.

2017 Second Quarter Financial Highlights

  Net sales decreased 0.2% compared to the prior year second quarter. Sales related to recent acquisitions added $29.2 million or 5.0%, in the second quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars reduced net sales by approximately $10.7 million, or 1.8%, during the second quarter. Excluding the impact of foreign exchange and acquisitions, sales decreased 3.4% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $12.8 million, or 4.0%, to $333.8 million in the second quarter as compared to $321.0 million the prior year second quarter. During fiscal 2016, the company completed the acquisition of Follett. Excluding the impact of this acquisition, sales decreased 4.4% in the second quarter, or 3.3% excluding the impact of foreign exchange.
  Net sales at the company’s Food Processing Equipment Group increased by $8.9 million, or 10.7%, to $92.4 million in the second quarter as compared to $83.5 million the prior year second quarter. During fiscal 2017, the company completed the acquisition of Burford. Excluding the impact of this acquisition, sales increased 8.0% in the second quarter, or 8.5% excluding the impact of foreign exchange.
  Net sales at the company’s Residential Kitchen Equipment Group decreased by $22.8 million, or 13.0%, to $153.2 million in the second quarter as compared to $176.0 million in the prior year second quarter. Excluding the impact of foreign exchange, sales decreased 9.1%.
  Gross profit in the second quarter increased to $234.6 million from $233.5 million. The gross margin rate increased to 40.5% from 40.2% for the second quarter, reflecting improvement in profitability for both the Food Processing Equipment Group and the Residential Kitchen Equipment Group, due to the favorable impact of restructuring initiatives at the AGA group. This increase was offset in part by lower gross margins at the Commercial Foodservice Group reflecting the impact from the acquisition of Follett.
  Operating income increased 9.1% in the second quarter to $122.1 million from $111.9 million in the prior year quarter. Operating income during the second quarter of 2017 included $11.5 million of restructuring charges related to cost reduction initiatives associated primarily with AGA, as compared to $6.4 million in charges in the second quarter of 2017 related to acquisition integration initiatives at AGA. Additionally, the company realized a $12.0 million gain on the sale of a manufacturing facility in connection with relocation to an upgraded facility which will allow for improvement in production efficiencies and consolidation of certain operations. Operating income also included the impact of $3.4 million in non-cash expenses associated with the finalization of purchase accounting adjustments during the quarter for the Follett acquisition completed in 2016.
  Non-cash expenses included in operating income during the second quarter of 2017 amounted to $20.9 million, including $7.4 million of depreciation, $10.5 million of intangible amortization and $3.0 million of non-cash share based compensation.
  Other expense in the quarter was $0.3 million compared to $3.8 million of other income in the prior year quarter, consisting mainly of foreign exchange gains and losses.
  The provision for income taxes during the second quarter amounted to $38.6 million, at an effective rate of 33.2%, as compared to a $36.8 million provision at a 33.5% effective rate in the prior year quarter.
  Net earnings per share increased 5.5% to $1.35 in the second quarter as compared to $1.28 in the prior year quarter. Net earnings in the current second quarter were reduced by restructuring expenses, non-cash expenses associated with the finalization of purchase accounting adjustments for Follett, offset by the gain on sale of a manufacturing facility. The impact of these items reduced earnings per share by $0.04 in the 2017 second quarter period.
  Net debt, defined as debt less cash, at the end of the second quarter amounted to $738.4 million as compared to $663.6 million at the end of the fiscal 2016. Second quarter debt reflected the funding of the Burford, CVP Systems and Sveba Dahlen acquisitions completed in the current period.

  Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, sales continued to be slower due to timing of purchases from our major restaurant chain customers. We have an exciting pipeline of new product opportunities with existing and new major restaurant chain customers. These new equipment solutions have a quick and proven payback to the restaurant operator. We have a high level of confidence these opportunities will translate into revenues and future growth, although longer periods of time to finalize programs associated with larger capital investments at those customers has impacted our revenues with those customers during the quarter.”

“At the Food Processing Equipment Group, we realized a solid quarter and continue to see development of new food processing facilities in emerging markets and with customers in existing facilities looking to expand production capacities. We have invested heavily in the operations of our industrial bakery brands, including the opening of our world class industrial baking center in Plano, Texas which provides a resource and expertise to our customers.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the second quarter sales decline reflects the impact of lower revenues at the AGA Group due to acquisition integration initiatives. In an effort to simplify those businesses and significantly reduce costs, we have eliminated unprofitable products and reduced price discounting for non-core business within that group. At Viking we continued to realize sales declines reflecting the impact of the prior year product recall and legacy issues related to products manufactured during the previous ownership. We continue to have a positive outlook for this brand as the benefit of the comprehensive new product lineup, improved customer service, and significant investments in after-sales service take hold in the marketplace. Since the acquisition by Middleby, Viking has released more award winning products than any time in its history. As a result of these investments, Viking is now leading in consumer product ratings across its product categories.”

Mr. Bassoul added, “We continue to expand our industry leading profit margins at all three business segments. Through our continued focus on product innovation, pricing discipline and operational excellence we realized record EBITDA margins despite short-term revenue declines. We have ongoing initiatives to integrate recently acquired businesses and remain in the early stages of leveraging synergies in our newly developed residential platform. We remain confident in our commitment and progress toward our longer-term margin expansion goals for the company.

Mr. Bassoul further commented, “We were also very pleased to announce three acquisitions during the quarter including, Burford, CVP Systems and Sveba Dahlen. Burford is a leading brand in a broad line of seeding, topping and slicing equipment for the industrial baking industry complementing our existing baking systems offering. CVP Systems is a leader in high speed modified atmosphere packaging systems, complementing both our Food Processing Equipment Group product offerings in meat and bakery equipment. Sveba Dahlen adds two leading brands to our portfolio, which included the Bear Varimixer and Sveba Dahlen brands. Bear Varimixer is a leading brand and innovator in mixing equipment utilized primarily in the foodservice industry. Sveba Dahlen is a long standing and highly respected manufacturer of ovens for the baking industry, significantly expanding Middleby’s offering in this product category and providing increased opportunities to expand and accelerate growth into the retail supermarket customer segment.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on August 10, 2017 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and entering conference code 65321198#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 65321198#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Goldstein® , Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Sveba Dahlen®, Toastmaster®, TurboChef® and Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker® Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Falcon®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2017	2nd Qtr, 2016	2nd Qtr, 2017	2nd Qtr, 2016
Net sales	$579,343	$580,456	$1,109,640	$1,096,811
Cost of sales	344,735	346,954	665,582	666,536

Gross profit	234,608	233,502	444,058	430,275

Selling, general & administrative	113,020	115,199	219,666	224,991
Restructuring expenses	11,494	6,390	13,219	6,996
Gain on sale of plant	(12,042)	-	(12,042)	-

Income from operations	122,136	111,913	223,215	198,288

Interest expense and deferred
financing amortization, net	5,702	6,059	11,507	11,335
Other expense (income), net	302	(3,838)	2,169	(4,638)

Earnings before income taxes	116,132	109,692	209,539	191,591

Provision for income taxes	38,563	36,801	61,268	64,162

Net earnings	$77,569	$72,891	$148,271	$127,429

Net earnings per share:

Basic	$1.35	$1.28	$2.59	$2.23

Diluted	$1.35	$1.28	$2.59	$2.23

Weighted average number shares:

Basic	57,299	57,022	57,201	57,037

Diluted	57,299	57,022	57,201	57,037

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jul 1, 2017	Dec 31, 2016
ASSETS

Cash and cash equivalents	$64,873	$68,485
Accounts receivable, net	327,148	325,868
Inventories, net	421,934	368,243
Prepaid expenses and other	50,798	42,704
Prepaid taxes	19,566	6,399
Total current assets	884,319	811,699

Property, plant and equipment, net	264,786	221,571
Goodwill	1,134,994	1,092,722
Other intangibles, net	774,976	696,171
Long-term deferred tax assets	46,876	51,699
Other assets	34,584	43,274

Total assets	$3,140,535	$2,917,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,860	$5,883
Accounts payable	148,913	146,921
Accrued expenses	290,855	335,605
Total current liabilities	444,628	488,409

Long-term debt	798,414	726,243
Long-term deferred tax liability	102,621	77,760
Accrued pension benefits	323,795	322,988
Other non-current liabilities	43,517	36,418

Stockholders’ equity	1,427,560	1,265,318

Total liabilities and stockholders’ equity	$3,140,535	$2,917,136

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744